EXHIBIT 10.21

FIRST AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This First Amendment to Lease (the “Amendment”) dated September 7, 2004, is by and between THE IRVINE COMPANY (“Landlord”), and AMBASSADORS, LLC, a Delaware limited liability company (“Tenant”).

II.	RECITALS.

On March 5, 1998, Landlord and AMBASSADOR PERFORMANCE GROUP, INC. (“Original Tenant”) entered into a lease (“Lease”) for space in a building located at 1071 Camelback Road, Newport Beach, California (“Premises”).

Original Tenant converted to a Delaware limited liability company effective as of February 6, 2002, and changed its name to Tenant effective as of June 14, 2004.

Landlord and Tenant each desire to modify the Lease to extend the Lease Term, to adjust the Basic Rent, and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1. Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:

“5. Lease Term: The Term of this Lease shall expire at midnight on June 30, 2010”

2. Item 6 is hereby amended by adding the following:

“Commencing June 15, 2005, the Basic Rent shall be Thirty Two Thousand Three Hundred Ninety-Five Dollars ($32,395.00) per month, based on $1.20 per rentable square foot.”

3. Item 12 is hereby amended by deleting Landlord’s address for payments and notices and substituted therefor shall be the following:

“LANDLORD

THE IRVINE COMPANY
dba Office Properties
8105 Irvine Center Drive, Suite 300
Irvine, CA 92618
Attn: Vice President, Operations, Technology Portfolio

with a copy of notices to:

THE IRVINE COMPANY
dba Office Properties 8105 Irvine Center Drive, Suite 300
Irvine, CA 92618
Attn: Senior Vice President, Operations Office Properties”

B. Right of First Offer/Right of First Offer to Purchase. The provisions of Sections 2.4 and 2.5 of the Lease are hereby deleted in their entirety and shall have no further force or effect.

C. Right to Extend the Lease Term. The provisions of Section 3.3 of the Lease are hereby deleted in its entirety and shall have no further force or effect.

D. Tenant’s Right to Terminate the Lease. Provided that no Event of Default has occurred under any provision of the Lease, either at the time of Tenant’s election of its right to terminate granted herein or as of the effective Termination Date, Tenant shall have the one-time right to terminate the Lease effective as of June 30, 2008 (the “Termination Date”), provided Tenant shall deliver its irrevocable written notice of such election to terminate to Landlord not later than twelve (12) months prior to the Termination Date. All rental and other costs due under the Lease for the Premises shall be due and payable by Tenant to Landlord through the Termination Date.

E. Landlord’s Right to Terminate the Lease. Landlord shall have the ongoing right to terminate the Lease effective at any time after June 30, 2008, provided Landlord shall deliver its irrevocable written notice of such election to terminate to Tenant not later than twelve (12) months prior to the effective date of termination.

F. Utilities and Services. The following provisions are hereby added to the end of the initial paragraph of Section 6.1 of the Lease entitled “Utilities and Services”:

“Tenant shall also pay to Landlord as an item of additional rent, within ten (10) days after receipt of Landlord’s statement or invoice therefor, a reasonable charge (which shall be in addition to the electricity charge paid to the utility provider) for Tenant’s “after hours” usage of each HVAC unit servicing the Premises. If the HVAC unit(s) servicing the Premises also serve other leased premises in the Building, “after hours” shall mean usage of said unit(s) before or after the hours of 6:00 A.M. to 6:00 P.M. on Mondays through Fridays, and for more than four (4) hours at anytime during any weekend period (that is, from midnight on Friday through midnight on Sunday), subject to reasonable adjustment of said hours by Landlord. If the HVAC unit(s) serve only the Premises, “after hours” shall mean more than two hundred eighty-three (283) hours of usage during any month during the Term. “After hours” usage shall be determined based upon the operation of the applicable HVAC unit during each of the foregoing periods on a “non-cumulative” basis (that is, without regard to Tenant’s usage or nonusage of other unit(s) serving the Premises, or of the applicable unit during other periods of the Term). Tenant acknowledges that the costs incurred by Landlord related to providing above-standard utilities to Tenant, including, without limitation, telephone lines, may be charged to Tenant.”

G. Landlord’s Maintenance and Repair. Sections 7.1 and 7.2 of the Lease are hereby amended to provide that Landlord shall maintain and repair, as a “Project Cost,” all heating, ventilating and air conditioning systems servicing the Premises (except for any supplemental HVAC system(s) installed by Tenant and servicing only the Premises), and that Landlord shall maintain in good repair, as a “Project Cost”, all Building exterior glass.

H. Acceptance of Premises. Tenant acknowledges that the lease of the Premises pursuant to this Amendment shall be on an “as- is” basis without further obligation on Landlord’s part as to improvements whatsoever, except that Landlord shall provide Tenant with a “Tenant Improvement Allowance” in the sum of up to Sixty Seven Thousand Four Hundred Ninety Dollars ($67,490.00) for the installation of certain approved Tenant Improvements work in the Premises (the “Tenant Improvements”), on the following terms and conditions: (i) the Tenant Improvements shall be Landlord’s “Building Standard” or such other improvements acceptable to Landlord, (ii) Landlord and Tenant shall approve a preliminary plan, if at all, for the Tenant Improvements work, and the Tenant Improvements shall be substantially completed not later than June 30, 2005, to be eligible for funding by the Tenant Improvement Allowance, and (iii) Landlord shall construct and/or install the approved Tenant Improvements in the Premises using its own contractor. Any unused portion of Tenant Improvement Allowance not utilized by June 30, 2005, may be applied to Basic Rent next due and payable under this Lease. It is understood and agreed that all or a portion of the Tenant Improvements may be done during Tenant’s occupancy of the Premises. In this regard, Tenant acknowledges that certain disruptions of its business operations may occur as a result of such Tenant Improvement construction/installation, and Tenant agrees that no rental abatement shall result while the Tenant Improvements are completed in the Premises.

IV.	GENERAL.

A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

F. Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD: THE IRVINE COMPANY	TENANT: AMBASSADORS, LLC, a Delaware limited liability company

By	/s/ William R. Halford	By	/s/ Joseph J. Ueberroth
	William R. Halford, President Office Properties		Joseph J. Ueberroth CEO and President

By	/s/ Steven E. Claton	By	/s/ Brian R. Schaefgen
	Steven E. Claton, Vice President Operations, Office Properties		Brian R. Schaefgen CFO and Secretary

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